Exhibit 23.1 Auditor consent to Form 10A2 filing

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to use in this Form 10/A (Amendment 2) of our report dated August 21, 2009 relating to the financial statements as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006 of Clean Coal Technologies, Inc. (a development stage company).

/s/ Malone & Bailey, PC

Malone & Bailey, PC

www.malone-bailey.com

Houston, Texas

September 29, 2009